Exhibit 8.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

                                November 4, 2005

Intelsat Subsidiary Holding Company, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08, Bermuda

Ladies and Gentlemen:

We have acted as special counsel to Intelsat Subsidiary Holding Company, Ltd. (the “Company”), Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $1,000,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2012, $875,000,000 in aggregate principal amount of 8 1/4% Senior Notes due 2013 and $675,000,000 in aggregate principal amount of 8 5/8% Senior Notes due 2015 of the Company and the related guarantees to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding Floating Rate Senior Notes due 2012, 8 1/4% Senior Notes due 2013 and 8 5/8% Senior Notes due 2015 and the related guarantees.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation-United States” therein is our opinion, subject to the comments and qualifications set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP